Exhibit 99.1

Analog Devices Announces Financial Results for the Fourth Quarter and Fiscal Year 2010

  4Q10 revenue increased 7% sequentially to $770 million
  4Q10 diluted EPS increased 12% sequentially to $0.73
  4Q10 gross margin was 67.0% of revenue
  4Q10 operating margin was 37.1% of revenue
  FY10 revenue increased 37% from the prior year to $2.8 billion
  FY10 diluted EPS increased nearly three-fold from the prior year to $2.33
  Board of Directors declared a quarterly dividend of $0.22 per share
  Board of Directors authorized the repurchase of an additional $1 billion of common stock
  Financial results and 1Q11 outlook will be discussed via conference call today at 5:00 pm

NORWOOD, Mass.--(BUSINESS WIRE)--November 22, 2010--Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for its fiscal fourth quarter and fiscal year ended October 30, 2010.

“The fourth quarter culminated a very strong year for ADI in which we achieved record revenue, profitability, and cash flow. For fiscal year 2010, revenue increased 37% and earnings nearly tripled,” said Jerald G. Fishman, President and CEO. “Our results reflect the benefits of a stronger market and our concerted efforts over the past few years to refocus our investments on those products and markets where ADI innovations add substantial and sustainable value, fundamentally improve our cost structure, and better align our organization with our customers and end markets.”

Results for the Fourth Quarter of Fiscal 2010

  Revenue was $770 million, an increase of 7% from the immediately prior quarter and an increase of 35% from the same period one year ago. For more information regarding revenue by end market and product type for the fourth quarter of fiscal 2010, please see Schedules D and E of this document. In addition, a more complete table covering prior periods is available on the Analog Devices Investor Relations website at: investor.analog.com.
  Gross margin was 67.0% of revenue, compared to 66.7% of revenue in the immediately prior quarter, and 56.3% of revenue in the same period one year ago.
  Operating expenses were $230 million, compared to $229 million in the immediately prior quarter, and $193 million in the same period one year ago.
  Operating income was $286 million, or 37.1% of revenue, compared to $251 million, or 34.9% of revenue, in the immediately prior quarter, and $128 million, or 22.5% of revenue, in the same period one year ago.

  Diluted earnings per share (EPS) was $0.73, compared to $0.65 in the immediately prior quarter, and $0.36 in the same period one year ago.
  The Board of Directors declared a cash dividend of $0.22 per outstanding share of common stock, which will be paid on December 22, 2010 to all shareholders of record at the close of business on December 3, 2010.
  The Board of Directors authorized the repurchase of an additional $1 billion of common stock under ADI’s existing share repurchase program.
  Net cash provided by operating activities was $274 million, or 36% of revenue. Capital expenditures were $38 million, and cash dividends of $66 million were paid during the fourth quarter of fiscal 2010.
  Cash and short-term investments at the end of the fourth quarter of fiscal 2010 totaled $2.7 billion, compared to $2.5 billion at the end of the immediately prior quarter.
  Accounts receivable in the fourth quarter of fiscal 2010, as measured by days sales outstanding, was 46 days, compared to 45 days at the end of the immediately prior quarter.
  Inventory at the end of the fourth quarter of fiscal 2010 increased by $12 million, or 5%, compared to the immediately prior quarter. Days in inventory decreased to 100 days at the end of the fourth quarter of fiscal 2010 from 101 days at the end of the immediately prior quarter.

Results for Fiscal Year 2010

  Revenue was $2.8 billion, an increase of 37% from $2 billion recorded in fiscal year 2009. For more information regarding the breakout of revenue by end market and product type for fiscal 2010, please see Schedules D and E of this document. In addition, a more complete table covering prior periods is available on the Analog Devices Investor Relations website at: investor.analog.com.
  Gross margin was 65.2% of revenue, compared to 55.5% of revenue in fiscal 2009. The year-over-year increase in gross margin was primarily attributable to strong sales growth, lower manufacturing costs, and increased factory utilization.
  Operating expenses totaled $899 million, compared to $834 million in fiscal 2009. Excluding one-time items, non-GAAP operating expenses totaled $883 million, compared to $780 million in fiscal 2009. The table reconciling non-GAAP data to the Company’s GAAP results is provided in this release on Schedule F. A more complete table covering reconciliations for prior periods is available on the Analog Devices Investor Relations website at investor.analog.com.
  Operating income from continuing operations was $900 million, or 32.6% of revenue, compared to $285 million, or 14.1% of revenue, in fiscal 2009. Excluding one-time items, non-GAAP operating income from continuing operations was $917 million, or 33.2% of revenue, in fiscal 2010, compared to $338 million, or 16.8% of revenue, in fiscal 2009.
  Diluted EPS from continuing operations was $2.33, compared to $0.85 in fiscal 2009. Excluding one-time items, non-GAAP diluted EPS from continuing operations in fiscal 2010 was $2.37, compared to $0.97 in fiscal 2009.
  Net cash provided by operating activities was $991 million, or 36% of revenue. Capital expenditures were $112 million, and cash dividends of $250 million were paid during fiscal year 2010.

  Cash and short-term investments at the end of fiscal 2010 totaled $2.7 billion, compared to $1.8 billion at the end of fiscal 2009.

Outlook for the First Quarter of Fiscal 2011

The following statements are based on current expectations. These statements are forward- looking and actual results may differ materially, including as a result of the important factors discussed at the end of this release. These statements supersede all prior statements regarding business outlook set forth in prior ADI news releases.

Regarding the outlook for the first quarter of fiscal 2011, Mr. Fishman stated, “Our book-to-bill ratio for the fourth quarter, as measured by end customer bookings, was below one as customers began to lower their inventories in response to shortened industry lead-times. During the fourth quarter, order patterns at ADI weakened in late August and September, but substantially recovered in October. Overall, customer feedback indicates that end demand remains strong in most end markets. In this environment, we would expect to operate with less backlog and higher turns during the first quarter. We are planning for first quarter revenue to be in the range of $715 million to $740 million, down 4% to 7% sequentially, and up 19% to 23% on a year-to-year basis. This guidance is indicative of typical industrial seasonality coupled with potentially lower consumer demand. In addition, for the first quarter, we are planning for our gross margin to be approximately 66% of sales as we slightly adjust our production levels, for our operating expenses to decline by approximately 2%, and for our operating margin to be in the range of 34.5% to 35.5% of sales. As a result, we anticipate that our diluted earnings per share from continuing operations for the first quarter will be in the range of $0.63 to $0.67.”

Conference Call Scheduled for 5:00 pm ET

Mr. Fishman will discuss the fourth quarter results and short-term outlook via webcast, accessible at investor.analog.com, today, beginning at 5:00 pm ET. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 16695213, or by visiting investor.analog.com.

Non-GAAP Financial Information

This release includes non-GAAP financial measures for prior periods that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Schedule F of this press release provides the reconciliation of the Company’s non-GAAP measures to its GAAP measures.

Manner in Which Management Uses the Non-GAAP Financial Measures

Management uses non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted earnings per share to evaluate the Company’s operating performance against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in understanding and evaluating the underlying baseline operating results and trends in the Company’s business.

Economic Substance Behind Management’s Decision to Use Non-GAAP Financial Measures

The items excluded from the non-GAAP measures were excluded because they are of a non-recurring or non-cash nature.

The following item is excluded from our non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted earnings per share:

Restructuring-Related Expenses. These expenses are incurred in connection with facility closures, consolidation of manufacturing facilities, and other cost reduction efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

Why Management Believes the Non-GAAP Financial Measures Provide Useful Information to Investors

Management believes that the presentation of non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted EPS is useful to investors because it provides investors with the operating results that management uses to manage the Company.

Material Limitations Associated with Use of the Non-GAAP Financial Measures

Analog Devices believes that non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted EPS have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company’s use of non-GAAP measures, and the underlying methodology in excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods.

Management’s Compensation for Limitations of Non-GAAP Financial Measures

Management compensates for these material limitations in non-GAAP operating expenses, non-GAAP operating income, non-GAAP operating margin, and non-GAAP diluted EPS by also evaluating our GAAP results and the reconciliations of our non-GAAP measures to the most directly comparable GAAP measures. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

About Analog Devices, Inc.

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker “ADI” and is included in the S&P 500 Index.

This release may be deemed to contain forward-looking statements which include, among other things, our statements regarding expected revenue, earnings, earnings per share, operating expenses, backlog, inventory levels, gross margin, operating margin, and other financial results, expected customer demand for our products, and expected results of our ongoing expense management efforts, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices’ expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include: any faltering in the apparent improvement of economic conditions and financial markets following the recent crisis in global credit and financial markets, erosion of consumer confidence and declines in customer spending, the effects of declines in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, changes in geographic, product or customer mix, inability to license third party intellectual property, inability to meet customer demand, adverse results in litigation matters, and other risk factors described in our most recent filings with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners.

Analog Devices, Fourth Quarter, Fiscal 2010

Schedule A
Sales/Earnings Summary (GAAP)
(In thousands, except per-share amounts)

	Three Months Ended			Twelve Months Ended
	4Q 10	3Q 10	4Q 09	FY 10	FY 09
	Oct. 30, 2010	July 31, 2010	Oct. 31, 2009	Oct. 30, 2010	Oct. 31, 2009
Revenue	$769,990	$720,290	$571,600	$2,761,503	$2,014,908
Year-to-year change	35%	46%	-13%	37%	-22%
Quarter-to-quarter change	7%	8%	16%
Cost of sales (1)	253,761	240,088	249,746	962,081	896,271
Gross margin	516,229	480,202	321,854	1,799,422	1,118,637
Gross margin percentage	67.0%	66.7%	56.3%	65.2%	55.5%
Operating expenses:
R&D (1)	128,140	126,987	110,126	492,305	446,980
Selling, marketing and G&A (1)	102,349	102,070	83,356	390,560	333,184
Special charges	-	-	-	16,483	53,656
Operating income from continuing operations	285,740	251,145	128,372	900,074	284,817
Other (income) expense	(2,317)	(176)	1,146	(1,591)	(12,627)
Income from continuing operations before income tax	288,057	251,321	127,226	901,665	297,444
Provision for income taxes	63,063	51,830	21,617	190,440	50,036
Income from continuing operations, net of tax	224,994	199,491	105,609	711,225	247,408
Income from discontinued operations, net of tax	-	-	-	859	364
Net income	$224,994	$199,491	$105,609	$712,084	$247,772

Shares used for EPS - basic	298,228	298,027	291,739	297,387	291,385
Shares used for EPS - diluted	306,711	306,168	294,016	305,861	292,698

Earnings per share from continuing operations - basic	$0.75	$0.67	$0.36	$2.39	$0.85
Earnings per share from continuing operations - diluted	$0.73	$0.65	$0.36	$2.33	$0.85

Earnings per share - basic	$0.75	$0.67	$0.36	$2.39	$0.85
Earnings per share - diluted	$0.73	$0.65	$0.36	$2.33	$0.85

Dividends paid per share	$0.22	$0.22	$0.20	$0.84	$0.80

(1) Includes stock-based compensation expense as follows:
Cost of sales	$1,923	$1,878	$2,135	$7,333	$7,469
R&D	$6,020	$5,996	$5,786	$23,342	$22,666
Selling, marketing and G&A	$5,543	$5,302	$4,700	$21,077	$18,478

Analog Devices, Fourth Quarter, Fiscal 2010

Schedule B
Selected Balance Sheet Information (GAAP)
(In thousands)

	4Q 10	3Q 10	4Q 09
	Oct. 30, 2010	July 31, 2010	Oct. 31, 2009
Cash & short-term investments	$2,687,768	$2,508,315	$1,815,973
Accounts receivable, net	387,169	357,479	301,036
Inventories (1)	277,478	265,266	253,161
Other current assets	126,584	103,478	120,466
Total current assets	3,478,999	3,234,538	2,490,636
PP&E, net	472,665	463,751	476,516
Investments	10,007	9,138	8,065
Goodwill and intangible assets	256,923	252,725	257,736
Other	110,237	115,287	74,417
Non-current assets of discontinued operations	-	-	62,037
Total assets	$4,328,831	$4,075,439	$3,369,407

Deferred income on shipments to distributors, net	$242,848	$214,727	$149,278
Other current liabilities	400,619	373,652	237,335
Non-current liabilities	485,647	452,585	453,645
Stockholders' equity	3,199,717	3,034,475	2,529,149
Total liabilities & equity	$4,328,831	$4,075,439	$3,369,407

(1) Includes $2,534, $2,492 and $2,718 related to stock-based compensation in 4Q10, 3Q10 and 4Q09, respectively.

Analog Devices, Fourth Quarter, Fiscal 2010

Schedule C
Cash Flow Statement (GAAP)
(In thousands)

	Three Months Ended			Twelve Months Ended
	4Q 10 Oct 30, 2010	3Q 10 July 31, 2010	4Q 09 Oct. 31, 2009	FY 10 Oct. 30, 2010	FY 09 Oct. 31, 2009
Cash flows from operating activities:
Net Income	$224,994	$199,491	$105,609	$712,084	$247,772
Adjustments to reconcile net income to net cash provided by operations:
Depreciation	29,307	28,582	29,998	116,083	132,493
Amortization of intangibles	639	609	2,150	4,828	7,377
Stock-based compensation expense	13,486	13,176	12,621	51,752	48,613
Gain on sale of business	-	-	-	(859)	-
Excess tax benefit - stock options	(164)	(28)	(15)	(317)	(20)
Non-cash portion of special charges	-	-	1,700	487	15,468
Other non-cash activity	242	1,071	364	1,662	1,663
Deferred income taxes	6,367	(7,755)	11,816	(9,866)	11,595
Changes in operating assets and liabilities:
Income tax payments related to gain on sale of businesses	-	-	-	-	(4,105)
Changes in other operating assets and liabilities	(595)	(10,340)	(1,565)	115,321	(28,708)
Total adjustments	49,282	25,315	57,069	279,091	184,376
Net cash provided by operating activities	274,276	224,806	162,678	991,175	432,148
Percent of total revenue	35.6%	31.2%	28.5%	35.9%	21.4%

Cash flows from investing activities:
Additions to property, plant and equipment	(37,763)	(39,125)	(16,389)	(111,557)	(56,095)
Purchases of short-term available-for-sale investments	(1,038,519)	(766,263)	(872,713)	(3,478,025)	(2,812,094)
Maturities of short-term available-for-sale investments	786,021	629,665	738,313	2,801,727	2,274,254
Sales of short-term available-for-sale investments	149,777	-	49,927	234,718	74,880
Net (expenditures) proceeds related to sale of businesses	-	-	(313)	63,036	(1,653)
Payments for acquisitions	-	-	-	-	(8,360)
Decrease (increase) in other assets	608	2,827	89	4,276	(5,661)
Net cash used for investing activities	(139,876)	(172,896)	(101,086)	(485,825)	(534,729)

Cash flows from financing activities:
Dividend payments to shareholders	(65,589)	(65,949)	(58,326)	(249,964)	(232,988)
Repurchase of common stock	(35,801)	(4,047)	-	(39,848)	(3,762)
Net proceeds from employee stock plans	42,145	4,849	6,203	216,147	14,943
Proceeds from issuance of long-term debt	-	-	-	-	370,350
Other financing activities	208	502	(2,566)	710	(2,566)
Excess tax benefit - stock options	164	28	15	317	20
Net cash (used for) provided by financing activities	(58,873)	(64,617)	(54,674)	(72,638)	145,997
Effect of exchange rate changes on cash	1,044	(2,236)	96	(2,441)	2,714

Net increase (decrease) in cash and cash equivalents	76,571	(14,943)	7,014	430,271	46,130
Cash and cash equivalents at beginning of period	993,429	1,008,372	632,715	639,729	593,599
Cash and cash equivalents at end of period	$1,070,000	$993,429	$639,729	$1,070,000	$639,729

Analog Devices, Fourth Quarter, Fiscal 2010

Schedule D

Revenue Trends by End Market

The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the “sold to” customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each end market.

	Three Months Ended
	Oct. 30, 2010				July 31, 2010	Oct. 31, 2009
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Industrial	$348,866	45%	3%	53%	$339,454	$227,590
Automotive	93,360	12%	12%	34%	83,515	69,670
Consumer	135,444	18%	2%	-8%	133,188	146,948
Communications	179,150	23%	19%	53%	150,697	117,341
Computer	13,170	2%	-2%	31%	13,436	10,051
Total Revenue	$769,990	100%	7%	35%	$720,290	$571,600

	Twelve Months Ended
	Oct. 30, 2010					Oct. 31, 2009
	Revenue	%*	Y/Y %			Revenue
Industrial	$1,266,423	46%	48%			$857,950
Automotive	333,045	12%	66%			200,989
Consumer	513,348	19%	23%			417,652
Communications	595,709	22%	21%			493,409
Computer	52,978	2%	18%			44,908
Total Revenue	$2,761,503	100%	37%			$2,014,908

* The sum of the individual percentages do not equal the total due to rounding.

Analog Devices, Fourth Quarter, Fiscal 2010

Schedule E

Revenue Trends by Product Type

The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products into categories is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we reclassify the amounts in the product categories for all prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each product category.

	Three Months Ended
	Oct. 30, 2010				July 31, 2010	Oct. 31, 2009
	Revenue	%*	Q/Q %	Y/Y %	Revenue	Revenue
Converters	$355,264	46%	6%	29%	$334,282	$275,202
Amplifiers / Radio Frequency	200,565	26%	9%	56%	184,391	128,324
Other analog	94,883	12%	8%	17%	87,657	80,985
Subtotal Analog Signal Processing	650,712	85%	7%	34%	606,330	484,511
Power management & reference	55,657	7%	4%	55%	53,419	35,935
Total Analog Products	$706,369	92%	7%	36%	$659,749	$520,446
Digital Signal Processing	63,621	8%	5%	24%	60,541	51,154
Total Revenue	$769,990	100%	7%	35%	$720,290	$571,600

* The sum of the individual percentages do not equal the total due to rounding.

	Twelve Months Ended
	Oct. 30, 2010					Oct. 31, 2009
	Revenue	%	Y/Y %			Revenue
Converters	$1,286,344	47%	29%			$999,227
Amplifiers	703,082	25%	40%			502,972
Other analog	342,473	12%	55%			221,110
Sub-Total Analog Signal Processing	2,331,899	84%	35%			1,723,309
Power management & reference	194,761	7%	65%			118,258
Total Analog Products	$2,526,660	91%	37%			$1,841,567
Digital Signal Processing	234,843	9%	35%			173,341
Total Revenue	$2,761,503	100%	37%			$2,014,908

Analog Devices, Fourth Quarter, Fiscal 2010

Schedule F

Reconciliation from Non-GAAP to GAAP Data (In thousands, except per-share amounts)

See "Non-GAAP Financial Information" in this press release for a description of the items excluded from our non-GAAP measures.

	Twelve Months Ended
	FY 10 Oct. 30, 2010	FY 09 Oct. 31, 2009

GAAP Operating Expenses	$899,348	$833,820
Percent of Revenue	32.6%	41.4%
Restructuring-Related Expense	(16,483)	(53,656)
Non-GAAP Operating Expenses	$882,865	$780,164
Percent of Revenue	32.0%	38.7%

GAAP Operating Income/Margin From Continuing Operations	$900,074	$284,817
Percent of Revenue	32.6%	14.1%
Restructuring-Related Expense	16,483	53,656
Non-GAAP Operating Income/Margin From Continuing Operations	$916,557	$338,473
Percent of Revenue	33.2%	16.8%

GAAP Diluted EPS Including Discontinued Operations	$2.33	$0.85
Diluted Loss Per Share from Discontinued Operations	0.00	0.00
GAAP Diluted EPS From Continuing Operations	$2.33	$0.85
Restructuring-Related Expense	0.04	0.13
Non-GAAP Diluted EPS From Continuing Operations (1)	$2.37	$0.97

(1) The sum of the individual per share amounts may not equal the total due to rounding.

CONTACT:
Analog Devices, Inc.
Mindy Kohl, 781-461-3282
Director of Investor Relations
781-461-3491 (fax)
investor.relations@analog.com